UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POZEN INC.

(Name of Registrant as Specified In Its Charter)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

POZEN INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31719	62-1657552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 913-1030

Not Applicable
(Former name or former address, if changed since last report.)

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

On June 1, 2015, the Company issued a press release announcing that John R. Plachetka, Pharm.D., the Company’s Chairman of the Board of Directors, Chief Executive Officer and President is retiring effective immediately.  Dr. Plachetka also resigned from the Company’s Board of Directors (the “Board of Directors”) effective the same day and, as a result, withdrew as a nominee for re-election to the Board of Directors at the 2015 Annual Meeting of Stockholders to be held on June 10, 2015 (the “2015 Annual Meeting”).  Dr. Plachetka will remain as an employee of the Company for 90 days following May 29, 2015.  Dr. Plachetka’s decision to withdraw as a nominee for re-election was for personal reasons and was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.  The Company is grateful for his service and contributions as its founder, Chairman, CEO and President.  Notwithstanding the withdrawal of Dr. Plachetka’s nomination, the form of proxy card included in the Company’s definitive proxy materials for the 2015 Annual Meeting remains valid.  However, any votes that are or have been submitted with instructions to vote for all the Board’s nominees will be voted only for the remaining nominee, as named in the Company’s definitive proxy statement for the 2015 Annual Meeting, and any votes that are or have been submitted with instructions to vote for Dr. Plachetka will be disregarded.

The Company also announced that Mr. Adrian Adams was appointed as its Chief Executive Officer and as a member of the Board of Directors and that Mr. Andrew I. Koven was appointed as its President and Chief Business Officer.

The Board of Directors determined that it was advisable and in the best interests of the Company and its stockholders to clarify the different classes of the existing members of the Board of Directors, including the sole nominee to stand election as a director at the 2015 Annual Meeting.  The Company’s Certificate of Incorporation, as amended and restated, provides that the Board of Directors shall consist of not less than three or more than fifteen members, divided into three Classes: Class I, Class II and Class III.  Each director generally serves for a three-year term, with one class of directors being elected at each annual meeting of stockholder of the Company.   Currently, the size of the Board of Directors is set at six (6) directors comprised of the following:

Name	Class	Term Expiring

Kenneth B. Lee, Jr	Class II	2017

Neal F. Fowler	Class I	2016

Arthur S. Kirsch	Class I	2016

Seth A. Rudnick, M.D.	Class III	2015

The Board of Directors appointed Mr. Adams as a Class II director, whose term will expire in 2017.  There remains a vacancy in Class III of the Board of Directors.

A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Retirement of John R. Plachetka

John R. Plachetka, Pharm.D., the Company's founder, retired as Chairman, President and Chief Executive Officer and resigned as a director, effective June 1, 2015. Dr. Plachetka will remain an employee of the Company for 90 days following May 29, 2015 (the "Signature Date"). Dr. Plachetka will receive certain benefits in connection with his retirement under the terms of a Separation and General Release Agreement (the "Separation Agreement").

Under the terms of the Separation Agreement, Dr. Plachetka will continue to be paid his full compensation and benefits for 90 days following the Signature Date (the "Separation Date").  Subsequently, Dr. Plachetka will receive certain severance benefits, including the continuation of his base salary at the current rate for a period of 24 months and a lump sum payment of two times the average annual bonus actually awarded to him over the prior two years.  He will also receive reimbursement of the actual cost of continuing his health and dental benefits under COBRA for the 18 months following the Separation Date.  The Separation Agreement also states that Dr. Plachetka is eligible to receive payment of an amount equal to the portion of his long term cash incentive awards that would have become vested on the next vesting date if he had not retired. Subject to certain conditions, all equity awards previously granted to Dr. Plachetka under the Company’s 2000 Equity Compensation Plan, as amended, and its 2010 Omnibus Equity Compensation Plan, as amended, that remain unvested at the Separation Date will be deemed fully vested at the Separation Date.  The Separation Agreement also requires the exercise period for all outstanding options held by Dr. Plachetka to be extended so that they terminate on the date that is the earlier of the second anniversary of the Separation Date or the date on which such options otherwise expire.  Dr. Plachetka is also eligible to receive additional payments totaling up to $1.5 million, provided the release has become effective.

The Separation Agreement also provides for special performance-based compensation to Dr. Plachetka in recognition of his efforts to secure approval of YOSPRALA™ by the U.S. Food and Drug Administration (the “FDA”).  As of the Separation Date, Dr. Plachetka will be granted nonqualified stock options with a grant date fair value of $1 million.  These options will have a term of 10 years and may vest upon the achievement of certain milestones defined in the Separation Agreement.  In addition, Dr. Plachetka is eligible to receive a cash bonus of up to $708,334 if YOSPRALA™ approval is obtained from the FDA within certain time frames set forth in the Separation Agreement, in lieu of certain forfeited Long Term Incentive Plan awards.

The Separation Agreement also includes a general release from Dr. Plachetka, subject to customary limitations, and a covenant not to sue.  Dr. Plachetka will continue to be subject to the terms of the Nondisclosure, Inventions and Non-Competition Agreement between Dr. Plachetka and the Company, dated July 25, 2001.

Dr. Plachetka also entered into a Voting Agreement with the Company (the “Voting Agreement”), pursuant to which, among other matters, he granted to the Company an irrevocable proxy with respect to all the shares directly and indirectly owned by him for a term of three years. With respect to a possible merger, sale or other transfer, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of the Company or any extraordinary corporate transaction, regardless of the form or structure of such transaction, in each case if and to the extent adopted or approved by the Board of Directors and recommended to the Company’s stockholders for adoption or approval, Dr. Plachetka and his affiliates agreed to (i) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and (ii) vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote in favor of adoption and approval of the Potential Transaction.

The Voting Agreement applies to all shares of the Company’s common stock directly and indirectly owned or beneficially held by Dr. Plachetka, as well as additional shares of the Company’s common stock acquired by him during its term.  Dr. Plachetka is also subject to certain restrictions on the shares of the Company’s common stock directly and indirectly owned by him.

The foregoing descriptions of the Separation Agreement and the Voting Agreement are qualified in their entirety to the full text of the Separation Agreement and the Voting Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Separation Agreement and the Voting Agreement.

Appointment of Adrian Adams

Effective May 31, 2015, the Board of Directors appointed Adrian Adams, age 64, as Chief Executive Officer of the Company and as a member of the Board, as a Class II director, whose term will expire in 2017.

On May 31, 2015, the Company entered into an employment agreement (the “Adams Employment Agreement”) with Mr. Adams, for a minimum term of three years.  Under the Adams Employment Agreement, Mr. Adams will receive (i) an annual base salary of $700,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Board; (ii) an Annual Cash Bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of 100% of base salary; (iii) Annual Equity Awards under the Company’s 2010 Omnibus Equity Compensation Plan with a target value of not less than 225% of Mr. Adams' base salary; (iv) a Sign-On Award in the form of 1,944,888 restricted stock units (“RSUs”) following the filing of a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”), covering shares deliverable upon vesting of such RSUs, (v) a full “gross-up” of any excise taxes payable under IRC Sections 4999 and 4985, and (vi) reimbursement for reasonable legal fees associated with negotiating the Adams Employment Agreement, up to $100,000.  Mr. Adams will also participate in standard benefits offered to executive employees generally and under terms of plans pursuant to which benefits are provided.

In accordance with the Adams Employment Agreement, the 2015 Annual Cash Bonus is guaranteed at no less than $700,000, prorated for the portion of 2015 during which Mr. Adams is employed by the Company, and 75% of the Sign-On Award is subject to forfeiture in the event certain change in control transactions conclude within six (6) months of Mr. Adams commencing employment with the Company.

In addition, the Adams Employment Agreement provides for benefits if his employment is terminated under certain circumstances.  In the event the Company terminates Mr. Adams’s employment without Cause, if he voluntarily terminates his employment for Good Reason, in the event of his death, or if he or the Company terminate his employment due to Disability, Mr. Adams will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 24 months of base salary; (iii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which Executive’s termination of employment occurs; (iv) continued medical and life insurance benefits at the same cost as Mr. Adams would be required to pay as an active employee; and (v) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the next 24 month period.

In the event that, within twelve (12) months of a Change in Control, Mr. Adams terminates his employment for Good Reason or the Company terminates Mr. Adams’s employment without Cause, Mr. Adams will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 36 months of base salary; (iii) a lump sum equal to 3 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which Executive’s termination of employment occurs; (iv) reimbursement for the monthly COBRA costs of continued coverage during the applicable 36 month period, less the amount Executive would be required to contribute for such coverage if an active employee, and (v) immediate and full vesting of all outstanding unvested equity awards.

The foregoing description of the Adams Employment Agreement is qualified in its entirety by reference to the full text of the Adams Employment Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.  Capitalized terms used herein without definition have the meanings given such terms in the Adams Employment Agreement.

Prior to joining the Company, Mr. Adams served as a consultant to the Company from April 2, 2015 to May 31, 2015.  Previously, Mr. Adams served as Chief Executive Officer and President and as a director of Auxilium Pharmaceuticals Inc., a specialty biopharmaceutical company, from December 2011 until January 2015, when it was acquired by Endo International plc.  Prior to joining Auxilium, from September 2011 to November 2011, Mr. Adams served as Chairman and Chief Executive Officer of Neurologix, Inc., a company focused on development of multiple innovative gene therapy development programs.  Before Neurologix, Mr. Adams served as President and Chief Executive Officer of Inspire Pharmaceuticals, Inc., a specialty pharmaceutical company, from February 2010 until May 2011 when it was acquired by Merck & Co., Inc.  Previously, Mr. Adams served as President and Chief Executive Officer of Sepracor Inc., a specialty pharmaceutical company, from March 2007 and May 2007, respectively, until February 2010 at which time Sepracor was acquired by Dainippon Sumitomo Pharma Co., Ltd.  Prior to his appointment as Chief Executive Officer of Sepracor, Mr. Adams served as its Chief Operating Officer.  Prior to joining Sepracor, Mr. Adams served as the President and Chief Executive Officer of Kos Pharmaceuticals, Inc., a specialty pharmaceutical company, from 2002 until its acquisition by Abbott Laboratories in December 2006.  Mr. Adams has also held general management and senior international and national marketing positions at SmithKline Beecham, Novartis and ICI (now part of AstraZeneca).  Mr. Adams has served as chairman of the board of directors of AcelRx Pharmaceuticals, Inc. since February 2013 and recently served on the board of directors of Amylin Pharmaceuticals, Inc. from October 2007 to August 2012.  He previously served as a director of Sepracor from March 2007 to February 2010 and as a director of Inspire from February 2010 to May 2011.

Mr. Adams is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Andrew I. Koven

Effective May 31, 2015, the Board appointed Andrew I. Koven, age 57, as President and Chief Business Officer of the Company.

On May 31, 2015, the Company entered into an employment agreement (the “Koven Employment Agreement”) with Mr. Koven, for a minimum term of three years.  Under the Koven Employment Agreement, Mr. Koven will receive (i) an annual base salary of $450,000, with annual increases, if any, to be made based on performance and in the sole discretion of the Board; (ii) an Annual Cash Bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of 75% of base salary; (iii) Annual Equity Awards under the Company’s 2010 Omnibus Equity Compensation Plan with a target value of not less than 175% of Mr. Koven’s base salary; (iv) a Sign-On Award in the form of 1,476,674 RSUs following the filing of a registration statement on Form S-8 with the SEC, covering shares deliverable upon vesting of such RSUs, (v) a full “gross-up” of any excise taxes payable under IRC Sections 4999 and 4985, and (vi) reimbursement for reasonable legal fees associated with negotiating the Adams Employment Agreement, up to $100,000.  Mr. Koven will also participate in standard benefits offered to executive employees generally and under terms of plans pursuant to which benefits are provided.

In accordance with the Koven Employment Agreement, the 2015 Annual Cash Bonus is guaranteed at no less than $337,500, prorated for the portion of 2015 during which Mr, Koven is employed by the Company, and 75% of the Sign-On Award is subject to forfeiture in the event certain change in control transactions conclude within 6 months of Mr. Koven commencing employment with the Company.

In addition, the Koven Employment Agreement provides for benefits if his employment is terminated under certain circumstances.  In the event the Company terminates Mr. Koven’s employment without Cause, if he voluntarily terminates his employment for Good Reason, in the event of his death, or if he or the Company terminate his employment due to Disability, Mr. Koven will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 24 months of base salary; (iii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which Executive’s termination of employment occurs; (iv) continued medical and life insurance benefits at the same cost as Mr. Koven would be required to pay as an active employee; and (v) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the next 24 month period.

In the event that, within twelve (12) months of a Change in Control, Mr. Koven terminates his employment for Good Reason or the Company terminates Mr. Koven’s employment without Cause, Mr. Koven will receive (i) accrued but unpaid base salary and vacation through the date of termination; (ii) a lump sum equal to 36 months of base salary; (iii) a lump sum equal to 3 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus paid the year preceding the year in which Executive’s termination of employment occurs; (iv) reimbursement for the monthly COBRA costs of continued coverage during the applicable 36 month period, less the amount Executive would be required to contribute for such coverage if an active employee, and (v) immediate and full vesting of all outstanding unvested equity awards.

The foregoing description of the Koven Employment Agreement is qualified in its entirety by reference to the full text of the Koven Employment Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated by reference herein.  Capitalized terms used herein without definition have the meanings given such terms in the Koven Employment Agreement.

Prior to joining the Company, Mr. Koven served as Chief Administrative Officer and General Counsel of Auxilium Pharmaceuticals Inc., a specialty biopharmaceutical company, from February 2012 until January 2015, when it was acquired by Endo International plc.  Prior to that, from September 2011 to November 2011, Mr. Koven served as President and Chief Administrative Officer and a member of the board of directors of Neurologix, Inc., a company focused on development of multiple innovative gene therapy development programs.  Before Neurologix, Mr. Koven served as Executive Vice President and Chief Administrative and Legal Officer of Inspire Pharmaceuticals, Inc., a specialty pharmaceutical company, from July 2010 until May 2011 when it was acquired by Merck & Co., Inc.  Previously, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Sepracor Inc., a specialty pharmaceutical company, from March 2007 until February 2010 when it was acquired by Dainippon Sumitomo Pharma Co., Ltd.  Prior to joining Sepracor, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Kos Pharmaceuticals, Inc., a specialty pharmaceutical company, from August 2003 until its acquisition by Abbott Laboratories in December 2006.  Mr. Koven began his career in the pharmaceutical industry first as an Assistant General Counsel and then as Associate General Counsel at Warner-Lambert Company from 1993 to 2000, followed by his role as Senior Vice President and General Counsel at Lavipharm Corporation from 2000 to 2003. From 1986 to 1992 he was a corporate associate at Cahill, Gordon & Reindel in New York. From 1992 to 1993 he served as Counsel, Corporate and Investment Division, at The Equitable Life Assurance Society of the U.S.

Mr. Koven is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Chairman of the Board

Arthur S. Kirsch, an independent director of the Company since 2004, was named Chairman of the Board, effective May 31, 2015.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Document

10.1	Separation and General Release Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015.
10.2	Voting Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015.
10.3	Executive Employment Agreement between POZEN Inc. and Adrian Adams dated May 31, 2015.
10.4	Executive Employment Agreement between POZEN Inc. and Andrew Koven dated May 31, 2015.
99.1	Press release dated June 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2015	POZEN INC.

	By:	/s/ William L. Hodges
William L. Hodges
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Separation and General Release Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015.
10.2	Voting Agreement between POZEN Inc. and John R. Plachetka, dated May 29, 2015.
10.3	Executive Employment Agreement between POZEN Inc. and Adrian Adams dated May 31, 2015.
10.4	Executive Employment Agreement between POZEN Inc. and Andrew Koven dated May 31, 2015.
99.1	Press release dated June 1, 2015.